MEDICAL DISCOVERIES, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS
OF
SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of Medical Discoveries, Inc., a Utah corporation (the “Corporation”), and pursuant to the provisions of Section 16-10a-601 of the Utah Revised Business Corporation Act, said Board of Directors pursuant to a unanimous written consent, dated as of November 6, 2007, adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, a new series of the Corporation’s Preferred Stock, which resolution is as follows:

WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation provide for 50,000,000 shares of a class of shares known as “Preferred Stock,” issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized to create a new series of Preferred Stock and to determine the preferences, limitations and relative rights granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such Series, and to determine the designation thereof;

WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the powers, preferences voting and other rights and restrictions relating to a new series of Preferred Stock and the number of shares constituting and the designation of said new series;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines number of shares constituting, and the rights, preferences, privileges and restrictions relating to a new series of the Corporation’s Preferred Stock as follows:

1.  DESIGNATION OF SERIES. There is hereby established a series of preferred stock, no par value per share, of the Corporation, which new series is designated as “Series B Convertible Preferred Stock” (“Series B Preferred Stock”). The number of shares constituting such series is 13,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. The Series B Preferred Stock shall have a stated value of $100 per share for the purpose of calculating amounts payable upon liquidation, dissolution or winding up, and adjustments to the Conversion Price. Shares of Series B Preferred Stock may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this series.

2.  RANK. The Series B Preferred Stock shall, with respect to the rights of the Corporation’s shareholders upon liquidation, dissolution or winding up of the affairs of the Corporation, rank (i) senior and prior to the Corporation’s Common Stock, no par value per share (the “Common Stock”), and (ii) junior to the Series A Convertible Preferred Stock.

3.  DIVIDENDS. No dividends are required to be paid to the holders of Series B Preferred Stock. However, no dividend shall be declared or paid on the Common Stock, other than dividends payable solely in capital stock, unless an equivalent dividend (computed in proportion to the number of shares of Common Stock into which each share of Series B Preferred Stock is then convertible) is paid and declared for all outstanding shares of Series B Preferred Stock. Each dividend shall be paid to the holders of record of shares of the Series B Preferred Stock as they appear on the stock register of the Corporation on a date determined by the Board of Directors (the “Dividend Record Date”). Holders of shares of the Series B Preferred Stock converted between the close of business on a Dividend Record Date and the close of business on the dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment on the date of conversion. The holders of shares of the Series B Preferred Stock shall not be entitled to any dividends other than the dividends provided for in this Paragraph 3.

4.  LIQUIDATION.

a.  The liquidation value per share of shares of the Series B Preferred Stock, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, shall be $100 per share, plus an amount equal to the dividends declared and unpaid with respect to each such share, to the payment date (such aggregate amount being hereinafter referred to as the “Liquidation Preference”). Whenever the distribution provided for in this Paragraph 4 shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

b.  In the event of a distribution in connection any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and subject to the prior rights of the Corporation’s Series A Convertible Preferred Stock, the holders of shares of the Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount per share equal to the Liquidation Preference of such shares held by them in preference to and in priority over any distributions made to the holders of Common Stock. If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds of the Corporation legally available for distribution to shareholders shall be insufficient to permit the payment in full to holders of Series B Preferred Stock of the Liquidity Preference, then all of the assets and funds of the Corporation legally available for distribution to holders of the Series B Preferred Stock shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. Upon payment of the Liquidation Preference to which the holders of shares of the Series B Preferred Stock are entitled in accordance with this paragraph, the Series B Preferred Stock shall be cancelled and the holders of shares of the Series B Preferred Stock shall not thereafter be entitled to any further participation in any distribution of assets by the Corporation.

c.  Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation’s assets for cash or securities or other property shall be considered a liquidation, dissolution or winding-up of the Corporation within the meaning of this Paragraph 4.

d.  Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein to the holders of shares of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the transfer agent with respect to the Series B Preferred Stock.

5.  VOTING. The holders of Series B Preferred Stock shall be entitled to vote upon all matters presented to the Corporation’s shareholders, together with the holders of the Common Stock as one class. Each share of Series B Preferred Stock shall entitle the holder thereof to that number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock would have been convertible, if such conversion had taken place on the record date set for determining stockholders entitled to vote at a meeting or the date of the consent of stockholders if action is being taken by written consent.

6.  CONVERSION. The holder of any shares of Series B Preferred Stock shall have the right at any time commencing from the date of issuance to convert any and all of such holder’s shares of Series B Preferred Stock into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Corporation at the Conversion Price, as defined herein, and upon the terms set forth herein. The holder of any shares of the Series B Preferred Stock may exercise such holder’s right to voluntarily convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series B Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Paragraph 6 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by (i) payment of any transfer taxes payable upon the issuance of shares of Common Stock in such name or names and (ii) evidence, satisfactory to the Corporation, that the transfer of such shares will not violate any applicable securities or other laws. As promptly as practicable, and in any event within ten (10) business days after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series B Preferred Stock so converted shall be entitled, (ii) any payment (in either cash of shares of Series B Preferred Stock) required to be made with respect to declared but unpaid dividends on the converted shares of Series B Preferred Stock, and (iii) if less than the full number of shares of the Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of the Series B Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock and any accrued dividend in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock at such time.

7.  CONVERSION PRICE. Each share of Series B Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) $100 by (ii) the Conversion Price of such shares as in effect on the date of conversion. The initial Conversion Price shall be $0.11 per share. The initial Conversion Price shall be subject to further adjustment as set forth in Paragraph 9 hereof.

8.  CONVERSION PROCEDURE. Upon any conversion of any shares of Series B Preferred Stock under Paragraph 6, the holder of the converted Series B Preferred Stock shall be entitled to receive (i) shares of Common Stock in exchange for the shares of Series B Preferred Stock submitted for, or subject to conversion, and (ii) if applicable, declared but unpaid dividends in respect of the shares so converted.

9.  CONVERSION PRICE ADJUSTMENTS. The initial Conversion Price for each respective issuance of shares of Series B Preferred Stock shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

a.  Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date of such dividend or distribution on the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series B Preferred Stock surrendered for conversion immediately after such record date shall be entitled to receive the number of shares of Common Stock which he or she would have owned or been entitled to receive had such Series B Preferred Stock been converted immediately prior to such record date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

b.  Other Distributions. In case the Corporation shall hereafter fix a record date for the making of a distribution to all holders of shares of Common Stock, (i) of shares of any class of capital stock of the Corporation other than shares of Common Stock, or (ii) of evidences of indebtedness of the Corporation, or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 9a hereof), or (iv) of rights or warrants entitling the holders of Common Stock to subscribe for or purchase shares of Common Stock; in each such case, the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as determined by the Board of Directors in their reasonable discretion) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which was in effect prior to the fixing of the record date (subject to any adjustments made pursuant to this Paragraph 9 since such record date).

c.  Rounding of Calculations; Minimum Adjustment. All calculations under this Paragraph 9 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

d.  Adjustments for Consolidation, Merger, etc. In case the Corporation, (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) shall permit any other person to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving person, but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) shall effect a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common stock for which adjustment is provided in this Paragraph 9); then, and in each such case, proper provision shall be made so that each share of Series B Preferred Stock then outstanding shall be converted into, or exchanged for, one share of preferred stock of the acquiring corporation entitling the holder thereof to all of the rights (including voting rights), powers, privileges and preferences with respect to the acquiring corporation to which the holder of a share of Series B Preferred Stock is entitled with respect to the Corporation, and being subject with respect to the acquiring corporation to the qualifications, limitations and restrictions to which a share of Series B Preferred Stock is subject with respect to the Corporation.

10.  VOLUNTARY ADJUSTMENT. The Corporation may make, but shall not be obligated to make, such decreases in the Conversion Price so as to increase the number of shares of Common Stock into which the Series B Preferred Stock may be converted, in addition to those required by Paragraph 9 hereof, as it considers to be advisable in order to avoid federal income tax treatment as a dividend of stock or stock rights.

11.  NOTICE OF ADJUSTMENT OF CONVERSION PRICE. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall forthwith file with any transfer agent or agents for the Series B Preferred Stock, if any, and at the principal office of the Corporation, a statement signed by the Chief Executive Officer, President or a Vice President and by the Chief Financial Officer or the Secretary of the Corporation setting forth the adjusted Conversion Price. The statement so filed shall be open to inspection by any holder of record of shares of Series B Preferred Stock. The Corporation shall also, at the time of filing any such statement, mail notice to the same effect to the holders of shares of Series B Preferred Stock at their addresses appearing on the books of the Corporation or supplied by such holder to the Corporation for the purpose of notice.

12.  FRACTIONAL SHARES IN CONVERSION. The Corporation shall not be required to issue fractions of shares of Common Stock on the conversion of Series B Preferred Stock. If any fraction of a share of Common Stock would be issuable upon the conversion of a share, except for the provisions hereof, the Corporation shall purchase such fraction for an amount in cash equal to the Conversion Price multiplied by such fraction. If more than one certificate for shares of Series B Preferred Stock shall be presented for conversion at any one time by the same registered holder, the number of shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Common Stock issuable upon conversion of the shares so presented. All calculations under this Paragraph 13 shall be made to the nearest one-hundredth of a share.

13.  MUTILATED OR MISSING PREFERRED STOCK CERTIFICATES. If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and in substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested by the transfer agent for the Series B Preferred Stock or the Corporation.

14.  REISSUANCE OF PREFERRED STOCK. Any shares of Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series B Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

15.  BUSINESS DAY. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that banks are not open in the State of California, such payment, redemption or exchange shall be made on the immediately succeeding day on which such banks are open.

16.  HEADINGS OF SUBDIVISIONS. The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

17.  SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series B Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

18.  NOTICE TO THE COMPANY. All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by courier to the Corporation at its principal executive offices located at 6033 W. Century Blvd, Suite 1090, Los Angeles, 90045, Attention: Chief Executive Officer. Minor imperfections in any such notice shall not affect the validity thereof.

19.  LIMITATIONS. Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this Certificate of Designation or otherwise in the Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, Medical Discoveries, Inc. has caused this certificate to be executed by David Walker, Chairman of the Board of Directors and Treasurer, this __th of November 2007.

MEDICAL DISCOVERIES, INC.

By:
Name: David Walker
Title: Chairman of the Board of Directors and Treasurer